Exhibit 11

Frontier  Corporation

Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)


                                       3 Months Ended    6 Months Ended
                                          June 30,          June 30,
(In thousands, except per share data)    1995    1994     1995     1994
- -----------------------------------------------------------------------
Income applicable to common stock    $32,557  $37,773  $63,935  $55,792
  Add:  Interest on convertible
          debentures                     138      138      277      277
                                     ----------------------------------
                                      32,695   37,911   64,212   56,069

  Less:  Increase in related federal
           income taxes                   49       49       97       97
                                     ----------------------------------
  Adjusted income applicable to
   common stock                      $32,646  $37,862   64,115  $55,972
                                     ==================================

Average Common Shares Outstanding     81,870   81,860   81,870   80,556
  (excluding common stock equivalents)
Adjustments for:
   Convertible Debentures                503      503      503      503
   Stock Options                         158       84      142       78
                                     ----------------------------------
Adjusted common shares assuming
 conversion of outstanding Convertible
 Debentures and Stock Options at
 beginning of each                    82,531   82,447   82,515   81,137
period                              ===================================

Earnings per share of common stock
on a fully diluted basis             $   .40  $   .46  $   .78  $   .69
                                    ===================================